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FOR FURTHER INFORMATION:

   MEDIA:               JUDY BRENNAN       (SARD VERBINNEN & CO)    212-687-8080
                        ANDREW COLE

   INVESTOR CONTACT:    FRANK EMERY        (WATKINS-JOHNSON)        650-813-2752

FOR RELEASE JANUARY 3, 2000 AT 8:00 A.M. EASTERN STANDARD TIME

               WATKINS-JOHNSON SETS JANUARY 31 FOR SHAREOWNER VOTE
                      ON PROPOSED RECAPITALIZATION MERGER

               MAILS DEFINITIVE PROXY MATERIALS FOR SPECIAL MEETING

PALO ALTO, CALIFORNIA, January 3, 2000-- Watkins-Johnson Company (NYSE:WJ) announced today that it has set January 31, 2000 as the date for a special meeting of its shareowners to vote on the proposed recapitalization merger with FP-WJ Acquisition Corp., a new company formed by investment funds managed by Fox Paine & Company. The proposed transaction, in which Watkins-Johnson shareholders will receive $41.125 for each WJ common share, was announced last October.

The special meeting is being held at the Hyatt Rickeys Hotel, 4219 El Camino Real, Palo Alto, Calif. at 8:00 a.m. Pacific Time. The proxy materials for the special meeting have been mailed to shareowners of record as of December 3, 1999, the record date set by the Board of Directors.

This is the second of two special meetings of Watkins-Johnson shareowners being held within only a few weeks of each other to vote on separate transactions. At the first meeting, scheduled for January 14, 2000, shareowners will vote on the proposed sale, announced last August, of substantially all the assets of its Telecommunications Group ("TG") to a unit of British Aerospace plc (formerly a unit of The General Electric Company plc). The TG sale is not conditioned on the closing of the Fox Paine merger, but the Fox Paine merger is conditioned on completion of the TG Sale.

To help shareowners distinguish between the proxy materials to use for the January 31 meeting on the Fox Paine merger and separate proxy materials to use for the January 14 special meeting on the TG Sale, Watkins-Johnson is using two different colors. For the January 31 meeting, the proxy card will be BLUE. For the January 14 meeting, the proxy card is WHITE.

The Company urges shareowners to vote on this transaction promptly. Shareowners holding stock in brokerage accounts are cautioned that these issues require specific instructions to their broker for voting. Failing to give these instructions is equivalent to a no vote on the FP-WJ recapitalization merger.

The pending merger, if completed, will be the culmination of the strategy announced on March 1, 1999 of the Watkins-Johnson Board of Directors to maximize shareowner value through the sale of the company.

                                    # # #

THIS NEWS RELEASE, OTHER THAN THE HISTORICAL FINANCIAL INFORMATION, CONSISTS OF FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES IN CONSUMMATING THE PROPOSED SALE OF THE WJ TELECOMMUNICATIONS GROUP AND THE PROPOSED FOX PAINE MERGER AND THE OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS, INCLUDING THE REPORT ON FORM 10-K/A FOR THE YEAR ENDED DEC. 31, 1998. ACTUAL RESULTS MAY VARY MATERIALLY.